ITEM 77C
                                    Exhibit 1


                DREYFUS GROWTH AND INCOME FUND, INC. (the "Fund")

                 MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS


         A Special Meeting of Shareholders of the Dreyfus Growth and Income Fund, Inc. was held on June 29, 2006. Out of a total of 47,630,784.700 shares ("Shares") entitled to vote at the meeting, a total of 18,670,288.690 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Fund's outstanding Shares as follows:


                                                                           Shares
                                                 ------------------------------------------------------------
                                                 ---------------------------- -------------------------------

                                                 For                          Authority Withheld
                                                 ---------------------------- -------------------------------
To elect additional Board Members:

Peggy C. Davis*                                  17,788,572.950               881,715.740
Joseph S. DiMartino                              17,784,038.490               886,250.200
David P. Feldman                                 17,771,474.761               898,813.929
Ehud Houminer*                                   17,780,254.805               890,033.885
Gloria Messinger*                                17,720,440.562               949,848.128
Anne Wexler*                                     17,718,912.273               951,376.417

*Each will serve as an Independent Board member of the fund commencing, subject to the discretion of the Board, on or about January 1, 2007.

James F. Henry, Dr. Paul A. Marks and Dr. Martin Peretz continue as Board members of the fund after the shareholder meeting.